                                                                   EXHIBIT 10.27

                             DISTRIBUTION AGREEMENT



                 THIS DISTRIBUTION AGREEMENT ("Agreement") is made and effective this 12th day of January, 1998, by and between AMARILLO BIOSCIENCES, INC., a Texas corporation with its principal place of business at 800 W. 9th, Amarillo, Texas 79101 (hereinafter "SUPPLIER") and GLOBAL DAMON PHARMACEUTICAL, a company organized under the laws of the Republic of Korea with its principal place of business at Rm #1803, Garden Tower Building, 98-78 Wooni-Dong, Chongro-Ku, Seoul, Korea (hereinafter "DISTRIBUTOR") (SUPPLIER and DISTRIBUTOR are hereinafter collectively referred to as the "Parties"). MITSUBISHI CORPORATION is SUPPLIER'S shipping agent with respect to product shipped to DISTRIBUTOR under this Agreement.

                 WHEREAS, SUPPLIER and its contract suppliers have substantial expertise in the production and use of interferon alpha (hereinafter, "IFN-a") and have proprietary rights and know-how in the field of production, purification and formulation of IFN-a;

                 WHEREAS, SUPPLIER is willing to disclose to DISTRIBUTOR SUPPLIER Technical Information including preliminary human data; and

                 WHEREAS, SUPPLIER has an exclusive worldwide license to market and distribute HBL IFN (as defined in ARTICLE I, below), and desires to provide HBL IFN to DISTRIBUTOR on the terms and conditions herein set forth, and DISTRIBUTOR desires to obtain the right to test, distribute and market HBL IFN on the terms and conditions herein set forth;

                 NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and for other good and adequate consideration the receipt and sufficiency of which are evidenced by the execution hereof, DISTRIBUTOR and SUPPLIER agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 1.1. "SUPPLIER" and "DISTRIBUTOR" shall mean and include not only the indicated company, but also such company's Assignees.

                 1.2. "Affiliate" means a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party. In the case of a corporation or company, "control" means ownership either directly or indirectly of at least Fifty Percent (50%) of the shares of stock entitled to vote for the election of directors.

                 1.3.     "Agreement" means this Distribution Agreement.

                 1.4. "Assignee" means any permitted assignee or sublicensee of rights under this Agreement.

                 1.5. "HBL IFN" means the culture derived human lympho-blastoid interferon alpha used for the formulation by HAYASHIBARA BIOCHEMICAL LABORATORIES, INC. ("HBL") of natural IFN alpha-containing formulations for use in the treatment of human renal cell carcinoma and hepatitis B and C in Japan, which may be produced, purified and formulated by HBL in Japan, or under license from HBL in Japan, or elsewhere.

                 1.6. "Licensed Indications" means the human diseases of hepatitis B, hepatitis C, and primary liver cancer.

                 1.7. "Licensed Product" means a dose formulation or composition containing HBL IFN and designated, detailed, or labeled for oral use in the treatment of any Licensed Indication.

                 1.8. "Technical Information" means all information, reports, results, inventions, know-how, materials, and any other technical and scientific data, specifications and formulae directly related to the development, regulatory approval, manufacture, testing, use, marketing and/or sale of Licensed Product or other IFN-containing compositions, and any non-public information relevant to the business of the Parties which is necessarily disclosed by one to the other during the Parties' conduct under this Agreement. "SUPPLIER Technical Information" refers to Technical Information originating with SUPPLIER or which SUPPLIER has obtained through its contractual relationships with third parties. "DISTRIBUTOR Technical Information" refers to Technical Information originating with DISTRIBUTOR or which DISTRIBUTOR has obtained through its contractual relationships with third parties. "Technical Information" when not otherwise specified herein means both SUPPLIER Technical Information and DISTRIBUTOR Technical Information.

                                   ARTICLE II

                          GRANT OF DISTRIBUTION RIGHTS

                 2.1. SUPPLIER grants to DISTRIBUTOR and DISTRIBUTOR accepts, subject to the terms of this Agreement, the exclusive right to use Licensed Product for testing or trials, and upon proper regulatory approval, for marketing and distribution to treat the Licensed Indications in Korea.

                 2.2. The distribution rights granted to DISTRIBUTOR under this Agreement shall commence on the effective date of this Agreement and shall terminate immediately upon the termination or expiration of this Agreement.

                 2.3. DISTRIBUTOR shall have the right to use and sell Licensed Product only in Korea. DISTRIBUTOR shall not seek customers, establish any branch or maintain any distribution depot for Licensed Product in any country other than Korea. DISTRIBUTOR shall not sell Licensed Product to any customer in any country other than Korea or to any customer in Korea if to the knowledge of DISTRIBUTOR such customer intends to resell the Licensed Product in any country other than Korea.

                 2.4. All Licensed Product sold by DISTRIBUTOR shall bear SUPPLIER'S trademark or logo, acknowledging SUPPLIER as developer and manufacturer. Alternatively, DISTRIBUTOR may recommend to SUPPLIER for its approval one or more other registerable trademarks for the Licensed Products in Korea. If needed, SUPPLIER shall apply for any new trademark registration, and SUPPLIER shall own all rights to such trademarks. SUPPLIER hereby grants to DISTRIBUTOR during the term of this Agreement the exclusive license to use such trademarks in Korea in connection with the use or sale of Licensed Products. DISTRIBUTOR shall not directly or indirectly use any of SUPPLIER'S trademarks or part thereof, or any mark or name confusingly similar thereto, as part of its corporate or business name or in any other manner, except that (1) DISTRIBUTOR may identify itself as an authorized distributor of SUPPLIER and (2) on SUPPLIER'S written consent DISTRIBUTOR may use SUPPLIER'S trademarks relating to the Licensed Product for display purposes in connection with solicitation of orders for Licensed Product from customers in Korea, and in any other manner previously approved by SUPPLIER in writing. In addition, DISTRIBUTOR shall not register any of SUPPLIER'S trademarks or any mark or name closely resembling them.

                 2.5. DISTRIBUTOR agrees to cooperate with and assist SUPPLIER, at SUPPLIER'S expense, in the protection of trademarks, patents, or copyrights owned by or licensed to SUPPLIER and shall inform SUPPLIER immediately of any infringements or other improper action with respect to such trademarks, patents, or copyrights that shall come to the attention of DISTRIBUTOR.

                 2.6. In the event SUPPLIER or an Affiliate of SUPPLIER obtains at any time during the term of this Agreement US FDA approval of an HBL interferon-containing product for oral use in humans in any indication other than a Licensed Indication, then SUPPLIER will thereupon extend to DISTRIBUTOR a right of first refusal to the distribution rights for any such indication(s) in the Republic of Korea. SUPPLIER and DISTRIBUTOR shall negotiate in good faith, with the goal of entering into a distribution agreement with respect to any such products. In the event the Parties should fail to reach agreement with respect to one or more indications, SUPPLIER may (at its election) provide to DISTRIBUTOR in writing an itemization of the material terms and provisions which SUPPLIER wishes to have contained in such an agreement. Thereupon, DISTRIBUTOR shall have a period of sixty (60) days during which DISTRIBUTOR may accept such terms, and offer to enter into a distribution agreement with SUPPLIER, on that basis. In the event DISTRIBUTOR fails to acknowledge its acceptance of such terms in writing within said sixty (60) day period, SUPPLIER shall thereupon be permitted to enter into a distribution agreement with an entity other than DISTRIBUTOR, upon the same terms and conditions which had been noticed to DISTRIBUTOR, or upon terms and conditions no less favorable to SUPPLIER, nor more favorable to the distributor, than those terms previously noticed to DISTRIBUTOR. However, in the event SUPPLIER does not enter into such an agreement with another entity within six (6) months of the expiration of said sixty (60) day notice period, all of the terms and provisions of this Paragraph 2.6 shall once again be of full force and effect, and SUPPLIER shall not thereafter enter into any such distribution agreement with respect to sale or use of such products in Korea, without once again granting to DISTRIBUTOR the aforesaid right of first refusal.

                                  ARTICLE III

                               SUPPLY OF PRODUCT

                 3.1. Subject to the terms and conditions of this Agreement, SUPPLIER shall supply Licensed Product for testing and (upon approval) sale in the country of Korea exclusively to DISTRIBUTOR, and to no other persons or entities. Licensed Product shall be supplied in response to issuance by DISTRIBUTOR of written purchase orders delivered to SUPPLIER specifying the quantity to be supplied, along with any special instructions/requests regarding supply and/or delivery. Foil stripping will be included at no additional cost, if requested by DISTRIBUTOR.

                 3.2. SUPPLIER agrees to allow DISTRIBUTOR right of reference to SUPPLIER'S US FDA Drug Master File for HBL IFN and to do such other acts that are reasonably necessary, and within SUPPLIER'S control, to facilitate approval of HBL IFN-containing lozenges in Korea for use in Licensed Indications, and SUPPLIER also hereby agrees to consult with DISTRIBUTOR concerning regulatory affairs, to review documents to be submitted to Korean agencies for approval, and to take such other actions as may be necessary from time to time to facilitate approval of Licensed Products for sale and use in Korea. SUPPLIER also agrees to provide clinical data from its past, current or future studies, that would be relevant to the testing, use or sale of Licensed Products. SUPPLIER further agrees to provide, at its actual cost, sufficient HBL IFN-containing lozenges for preliminary studies and clinical trials as may be appropriate and necessary to support applications for approval and commercialization of such products, including (if requested by DISTRIBUTOR) placebo, packaging, instructions, and inserts.

                 3.3. SUPPLIER shall provide to DISTRIBUTOR any support or assistance requested by DISTRIBUTOR with respect to regulatory and clinical activities, on a fully reimbursed basis.

                                   ARTICLE IV

                                 CONSIDERATION

                 4.1. For all Licensed Product supplied by SUPPLIER to DISTRIBUTOR (other than quantities provided for trials pursuant to Paragraph
3.2 above), SUPPLIER shall receive from DISTRIBUTOR the amount of two dollars ($2.00) per HBL IFN-containing lozenge, foil-stripped, plus SUPPLIER'S actual costs for any additional packaging, labeling, instructions, and other inserts requested by DISTRIBUTOR. The price shall be further adjusted from time to time as may be necessary to reflect any increase in the Producers Price Index, Drugs and Pharmaceuticals, Subdivision Code 063, after the date of this Agreement. In addition, the price shall be further increased to reflect any increases for (i) the incremental cost of any raw material or combination of raw materials that increases by more than twenty percent (20%) from SUPPLIER'S cost at the date of this Agreement, and (ii) the incremental cost arising from changes in product specifications, manufacturing, testing, or release of the product. After December 31, 2002, the price paid by DISTRIBUTOR shall be increased by fifty cents ($.50) per lozenge for the remaining term of this Agreement, in addition to any prior and/or subsequent adjustments made pursuant to the foregoing provisions of this Paragraph 4.1. DISTRIBUTOR shall receive product at the named port of destination in the Republic of Korea and the shipping arrangements shall be made by SUPPLIER'S nominated shipping agent. DISTRIBUTOR shall pay CIF price at the named port of destination in Republic of Korea against the invoice price containing shipping charge, freight, and insurance, in addition to the product price specified above. Title to product purchased by DISTRIBUTOR shall transfer to DISTRIBUTOR, and DISTRIBUTOR shall pay all freight charges and bear the risk of loss and damage, from the time product is placed at the disposal of ship's rail at the port of destination.

                 4.2. From and after the Effective Date of this Agreement, DISTRIBUTOR shall proceed with reasonable diligence, and shall make its best effort, to seek and obtain, and to maintain, in each case at its own cost and expense and without any contribution from SUPPLIER, all necessary licenses or approvals required to be issued by the Republic of Korea or any agency or instrumentality thereof as a pre-condition to the import and sale of Licensed Products, and including any pricing or reimbursement approvals, and will diligently market all approved Licensed Products throughout the term of this Agreement. DISTRIBUTOR will conduct clinical trials at its own expense (including conduct of Phase I, II and III trials, if required). Any approvals, import licenses, or other licenses ultimately issuing from the Republic of Korea or any agency or instrumentality thereof authorizing import and/or sale of any Licensed Product shall be issued in the name of SUPPLIER, if permitted by Korean law and regulations; and otherwise, shall be issued in the name of DISTRIBUTOR for use only pursuant to this Agreement. If at any time during the term of this Agreement DISTRIBUTOR should no longer be actively prosecuting the application for any such approval or license, or if, having obtained such approval or license, DISTRIBUTOR should no longer be actively developing or marketing any Licensed Product under this Agreement, SUPPLIER shall have the option to request assignment of such applications, approvals, and/or licenses from DISTRIBUTOR, and upon such request by SUPPLIER to DISTRIBUTOR, DISTRIBUTOR shall thereupon assign to SUPPLIER or its designee all of DISTRIBUTOR'S right, title and interest in and to all such applications, approvals and/or licenses, to the extent permitted by Korean law and regulations.

                 4.3. DISTRIBUTOR shall provide SUPPLIER by January 31 of each year during the term of this Agreement, a report of ongoing efforts for the development of Licensed Products, including a report of efforts by DISTRIBUTOR with respect to formulation development, pre-clinical and clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which DISTRIBUTOR'S reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be accompanied by labelling, instructions, promotional and other support materials developed for DISTRIBUTOR'S sales force, patients, physicians, or other outside parties. Such a report shall be prepared more often if SUPPLIER so requests in writing, if SUPPLIER pays to DISTRIBUTOR the expenses incurred by DISTRIBUTOR in generating such additional reports. It is understood that SUPPLIER will receive all such information as DISTRIBUTOR Technical Information.

                 4.4. DISTRIBUTOR shall seek SUPPLIER'S approval of protocols for proposed clinical studies, and will share the results of such studies with SUPPLIER. DISTRIBUTOR shall provide to SUPPLIER full access to all of the data related to IFN-a generated by any trials, tests or studies conducted by or for DISTRIBUTOR, or under contract from DISTRIBUTOR, or under its auspices, and whether such trials, tests or studies are conducted before or after drug approval. For purposes of this Section 4.4, "full access" shall mean and include copies of all data related to IFN-a generated by such trials, tests or studies, and copies of any analyses or compilations prepared by or for DISTRIBUTOR, or under contract from DISTRIBUTOR, or under its auspices. All such data, results, and compilations shall constitute DISTRIBUTOR Technical Information under this Agreement.

                 4.5. At any time during the term of this Agreement, DISTRIBUTOR shall provide to SUPPLIER, within thirty (30) days of SUPPLIER'S request, copies of all data not previously provided to SUPPLIER, relating to the testing and development of Licensed Product generated by DISTRIBUTOR or by others for DISTRIBUTOR during the term of this Agreement, to that date.

                 4.6. DISTRIBUTOR shall commence marketing of a Licensed Product within twelve (12) months after receiving government approval for commercial sale of such product in Korea. DISTRIBUTOR shall use its best efforts to advertise, promote and sell such product within Korea after approval, and in that regard, SUPPLIER shall pay to DISTRIBUTOR the sum of fifty cents ($.50) per lozenge purchased by DISTRIBUTOR, for DISTRIBUTOR'S use in marketing and promotion. Such funds shall be paid to DISTRIBUTOR on an annual basis with respect to lozenges purchased by DISTRIBUTOR during that year, against receipt by SUPPLIER of a current marketing and promotion budget prepared by DISTRIBUTOR.

                 4.7. Unless specifically authorized in writing by SUPPLIER, DISTRIBUTOR shall not sell, or offer for sale, or act as sales agent for the solicitation of orders for any products (other than Licensed Products) that contain any interferon derived from any species and designated, detailed, or labeled for oral use for any Licensed Indication. SUPPLIER shall not authorize any third parties, directly or indirectly, to market or sell any interferon in Korea for oral use in the treatment of any Licensed Indication.

                 4.8. DISTRIBUTOR shall provide medical, pharmacovigilance and other appropriate customer support services in connection with sale of Licensed Products, and will report to SUPPLIER on a timely basis all material adverse reactions, product complaints and other relevant customer feedback. DISTRIBUTOR agrees to advise SUPPLIER fully with respect to all health, safety, environmental, and other standards, specifications, and other requirements imposed by law, regulation, or order in Korea and applicable to Licensed Product. DISTRIBUTOR shall also advise SUPPLIER of all instructions, warnings, and labels applicable to Licensed Product that are necessary or desirable under laws, regulations, or practices in Korea. SUPPLIER shall be entitled to increase the price charged to DISTRIBUTOR by the amount of any increase in SUPPLIER'S cost of manufacturing attributable to compliance with any such safety standards, specifications, labels or other requirements.

                                   ARTICLE V

                              ORDERS AND SHIPMENTS

                 5.1. Within ninety (90) days of the date hereof, and at least ninety (90) days prior to the commencement of each calendar year during the term of this Agreement, DISTRIBUTOR will furnish SUPPLIER with its projected requirements for HBL IFN-containing lozenges during the next succeeding calendar year. DISTRIBUTOR may amend its projected requirements from time-to-time, provided, however, that SUPPLIER shall be obligated only to make its best effort to comply with any requests in excess of annual projections received by it at least ninety (90) days prior to the commencement of the calendar year in question. Under no circumstances shall SUPPLIER be required to deliver to DISTRIBUTOR hereunder, an amount of HBL IFN which exceeds the amount SUPPLIER is able, in good faith, to acquire from HBL, or from HBL's contract manufacturers. HBL IFN delivered under this Agreement by SUPPLIER to DISTRIBUTOR may be delivered in the form of 150 I.U. lozenges, unless otherwise agreed by both Parties. Such lozenges may contain such other ingredients as are permitted to be contained in lozenges approved by U.S. FDA for U.S. trials and/or sales, and the exact composition of such lozenges shall be disclosed in writing by SUPPLIER to DISTRIBUTOR. If DISTRIBUTOR should at any time desire some other composition or formulation, it shall specify the requested composition or formulation in writing to SUPPLIER, and SUPPLIER shall exercise its best efforts to obtain such composition or formulation; provided, however, that SUPPLIER shall not be responsible for any loss, cost or damages of whatsoever nature which may arise to DISTRIBUTOR, its Affiliates, purchasers, or distributees by reason of SUPPLIER'S inability, for whatever reason, to obtain such alternate formulation; and further provided that SUPPLIER shall be entitled to be compensated for any cost or expense incurred by it in obtaining such alternate composition or formulation. Subject to the foregoing, SUPPLIER shall use its best efforts to deliver HBL IFN-containing lozenges in accordance with DISTRIBUTOR'S projected requirements and product specifications.

                 5.2. SUPPLIER shall ship product within fifteen (15) days of request by DISTRIBUTOR, against an irrevocable letter of credit (or other financial surety acceptable to SUPPLIER or to the agent nominated by SUPPLIER) in an amount sufficient to cover the CIF price payable to SUPPLIER or the agent nominated by SUPPLIER under Paragraph 4.1 above. The letter of credit shall be issued by a financial institution acceptable to SUPPLIER or to the agent nominated by SUPPLIER, shall be in U.S. dollars and shall not expire until the final payment for the respective shipment has been made to SUPPLIER or to the agent nominated by SUPPLIER.

                 5.3. Orders of product for commercial sales shall be made for "full lot" quantities of one hundred thousand (100,000) lozenges. A minimum of two hundred thousand (200,000) lozenges shall be purchased by DISTRIBUTOR during each year during the term of this Agreement, commencing with the first full calendar year after all necessary approvals for marketing and reimbursement have been obtained.

                                   ARTICLE VI

                              TERM AND TERMINATION

                 6.1. This Agreement and all rights granted hereunder by each Party shall terminate upon December 31, 2007, provided, however, that if DISTRIBUTOR does not commence one (1) Phase I, Phase II or Phase III trial, as may be required or advisable, within one (1) year after DISTRIBUTOR receives all supporting documentation required for application to the Health Authority for approval of commencement of such trial; and after approval of at least one
(1) Licensed Product, place orders for minimum annual shipments as provided in Paragraph 5.3, above; then SUPPLIER shall have the right to terminate this Agreement upon thirty (30) days prior written notice to DISTRIBUTOR. DISTRIBUTOR will proceed diligently to obtain market approval according to a timetable to be agreed upon between SUPPLIER and DISTRIBUTOR by December 31, 1998. In this connection, SUPPLIER and DISTRIBUTOR agree and stipulate that the time required to obtain market approval might reasonably be expected to be five
(5) years from commencement of a Phase I trial; three (3) to four (4) years from commencement of a Phase II trial; and two (2) to three (3) years from commencement of a Phase III trial.

                 6.2. Termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior to such termination. In addition, ARTICLE VIII ("Confidentiality") shall survive termination of this Agreement.

                 6.3. On termination of this Agreement for any reason, DISTRIBUTOR shall cease to use or evaluate any HBL IFN-containing products in its possession and shall cease to sell Licensed Product and shall surrender to SUPPLIER all SUPPLIER Technical Information that it may have received during the term of this Agreement, and shall assign any license it holds on behalf of SUPPLIER in accordance with Paragraph 4.2, above. Any accrued payment obligations shall be paid within thirty (30) days of the termination of this Agreement.

                                  ARTICLE VII

                          WARRANTY AND INDEMNIFICATION

                 7.1. SUPPLIER represents and warrants that as of the date of this Agreement, it is the exclusive owner of the right to sell and distribute HBL IFN for oral use in humans in the country of Korea. SUPPLIER further warrants that at the time of shipment, all product supplied by it (i) shall meet product specifications as set forth in this Agreement, or as otherwise previously agreed in writing between SUPPLIER and DISTRIBUTOR; (ii) shall not be adulterated or misbranded; and (iii) shall be manufactured in accordance with good manufacturing practices. SUPPLIER shall indemnify and hold DISTRIBUTOR harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against DISTRIBUTOR arising from any claim made or suit brought as a result of a breach by SUPPLIER of its warranties under this Paragraph 7.1.

                 7.2. DISTRIBUTOR warrants that its operations and activities in Korea shall be in compliance with Korean law, statutes and regulations; and DISTRIBUTOR shall indemnify and hold SUPPLIER harmless from any and all costs, expenses, damages, judgments, and liabilities incurred by or rendered against SUPPLIER or its affiliates arising from the use, testing, recall, labelling, promotions, sale or distribution of Licensed Product.

                                  ARTICLE VIII

                                CONFIDENTIALITY

                 8.1. SUPPLIER owns or is licensed under confidential or secret information relating to the Licensed Products, and DISTRIBUTOR intends to conduct trials in Korea which will generate confidential or secret information relating to the Licensed Products, and it is the intention of both SUPPLIER and DISTRIBUTOR to maintain this confidentiality.

                 8.2. Each Party agrees to maintain confidential and secret all Technical Information which may be disclosed or provided to it by the other Party or that the Parties may together subsequently acquire.

                 8.3. Each Party's obligation to the other to maintain confidentiality hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's Technical Information, when the recipient Party can demonstrate that such item of information:

                          8.3.1.  Is publicly known and available through some
means other than by the recipient Party's act or omission; or

                          8.3.2.  Was in the recipient Party's possession prior
to its disclosure by the other Party, provided that written evidence of such possession is established; or

                          8.3.3.  Has come into the recipient Party's
possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

                 8.4. Neither Party will permit the other Party's Technical Information or any part thereof to be disclosed to third parties or to employees except on a "need-to-know" basis and each will maintain such information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

                 8.5. Each Party will notify the other promptly if it has knowledge that an unauthorized third party possesses Technical Information of the other Party.

                 8.6. DISTRIBUTOR shall have the right to use SUPPLIER'S Technical Information, and to access SUPPLIER'S US FDA Drug Master File for HBL IFN, to the extent reasonably necessary to accomplish the objectives of this Agreement, including specifically the right to disclose such information to its contract consultants and scientific investigators (from whom DISTRIBUTOR shall secure Confidential Non-Disclosure Agreements) and to regulatory agencies in support of applications for regulatory agency approval to make, test and/or sell Licensed Product.

                 8.7. SUPPLIER shall have the right to use DISTRIBUTOR'S Technical Information for the purposes of designing protocols and studies outside Korea, and for submission to regulatory authorities in any country other than Korea, in connection with an application for drug approval.

                                   ARTICLE IX

                                 MISCELLANEOUS

                 9.1. Force Majeure. The failure of DISTRIBUTOR, SUPPLIER, or any of their Affiliates to take any action required by this Agreement if such failure is occasioned by an act of God or the public enemy, fire, explosion, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown, labor trouble or compliance with any order, direction, action or request of any governmental officer, department or agency and whether in any case such circumstances now exist or hereafter arise, shall not subject said Party to any liability to the other.

                 9.2. Communication. Any payment, notice or other communication required or permitted to be made or given to either Party pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail, facsimile transmission, or by courier service, postage or delivery charge prepaid, addressed to it at its address set forth below, or to such other address as it may have designated by written notice given to the other Party:

                          In case of DISTRIBUTOR:

                                  President
                                  Global Damon Pharmaceutical
                                  Suite 1803, Garden Tower Building
                                  98-78 Wooni-Dong, Chongro-Ku
                                  Seoul, Korea
                                  Fax: 82-2-3673-2369

                          In case of SUPPLIER:

                                  President
                                  Amarillo Biosciences, Inc.
                                  800 W. 9th
                                  Amarillo, Texas 79101
                                  Fax: 806/376-9301

                          And:

                                  Edward L. Morris
                                  Morris, Moore, Moss & Douglass, P.C.
                                  P. O. Box 15208
                                  Amarillo, TX 79105

                 9.3. Amendments to Agreement. This Agreement constitutes the entire agreement between the Parties hereto on this subject matter and supersedes all previous arrangements whether written or oral. Any amendment or modification of this Agreement shall be effective only if made in writing, and executed by both Parties.

                 9.4. Enforceability. To the extent permitted by law, each Party waives any provision of law which renders any provision herein invalid, illegal or unenforceable in any respect.

                 9.5. Relationship of Parties. All purchases and resales of Licensed Product by DISTRIBUTOR shall be for DISTRIBUTOR'S own account as a principal and not as an agent of SUPPLIER. DISTRIBUTOR shall act in all respects as an independent contractor and not as a representative or agent of SUPPLIER. This Agreement shall not be construed to create a relationship of partners, joint venturers, brokers, employees, agents, master or servant between the Parties. Neither Party shall have any right or authority to assume or create any responsibility, express or implied, in the name of the other Party or to bind the other Party in any manner whatsoever.

                 9.6. Assignment. Neither Party hereto shall assign any of its rights under this Agreement to another person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

                 9.7.     Dispute Resolution.

                          A.      Conciliation. All disputes arising between
the Parties concerning the validity, construction, or effect of this Agreement, or the rights and obligations created hereunder, shall be brought before a conciliation committee of executives representing both Parties that shall, within two (2) weeks after being informed of the dispute, attempt to work out a recommendation for settlement of the dispute and transmit such recommendation to both Parties for due consideration.

                          B.      Arbitration. Any dispute that cannot be
settled amicably by conciliation as provided above shall be heard, settled, and decided by binding arbitration. Such arbitration if initiated by SUPPLIER shall take place in Seoul, Korea; and if initiated by DISTRIBUTOR shall take place in Amarillo, Texas,

U.S.A. In each case, the arbitration will take place under applicable laws and regulations in force at the specified situs. The award in such arbitration shall be final and enforceable in any court of competent jurisdiction.

                 9.8. Governing Language. The English language of this Agreement shall govern and control any translations of the Agreement into any other language. Documents furnished by DISTRIBUTOR to SUPPLIER under the terms of this Agreement shall be furnished in English, or alternatively, may be furnished in Korean, accompanied by an English translation.



                 IN WITNESS WHEREOF, the Parties hereunto have caused this instrument to be executed in duplicate by their duly authorized representatives as of the date first above written.

SUPPLIER:                                  DISTRIBUTOR:

AMARILLO BIOSCIENCES, INC.                 GLOBAL DAMON PHARMACEUTICAL

By:                                        By:
   --------------------------------           --------------------------------
   Joseph M. Cummins,                         D. K. Kim, President
   President